EXHIBIT 99.1

Havertys Provides COVID-19 Update and Extends Store Closures

ATLANTA, April 1, 2020 (GLOBE NEWSWIRE) -- HAVERTYS (NYSE: HVT and HVT.A) announced today it would extend the suspension of its operations through April 30, 2020 in response to the COVID-19 outbreak. Havertys closed its stores March 19 and halted deliveries March 21 with an anticipated reopening of stores on April 2, 2020. Affected team members were paid during these periods of operational pause and most Havertys’ corporate office personnel transitioned to working remotely.
The national health emergency has not abated and in response to the extended closure of its stores through April 30, 2020, Havertys is taking the following actions:
•	Furlough of virtually all store and distribution personnel, and majority of warehouse staff
•	Furlough of corporate office personnel to a minimum level for necessary operations
•	Salary reduction of 40% for the chief executive officer, and tiered salary reductions for an indefinite period for officers and managers not furloughed
•	A suspension of directors’ cash retainer fees
•	A freeze of Havertys’ 401(k) match
•	Deferral and cancellation of most orders for inventory
•	Reduction of controllable costs and elimination of non-essential capital expenditures
•	Suspension of share repurchases and evaluation of dividend program.
Teammates will continue to receive enrolled health benefits while on furlough, with Havertys covering 100% of the premiums through this announced period of closure.

Customers can use the company’s website to access decorating tools and ideas, information on furniture cleaning, and make online purchases for delivery after April 30, 2020.

Clarence H. Smith, president and chief executive officer said, “The decision to furlough our valuable and loyal teammates was extremely difficult to make and not made lightly. The economic effect of this health emergency has had a sudden and severe impact on our business. The actions we are taking must be done to help reduce risk and allow Havertys to reopen its stores, when appropriate, and return to providing work for our teammates and vendors.

Havertys was founded in 1885 and has survived the impact of wars, the Great Depression, numerous recessions, and various natural disasters. We entered this period in history with a strong balance sheet and a determination that, as in the past, we will prevail and continue our mission of helping customers bring the vision of their home to life.”

Guidance
Given the uncertainty regarding the potential duration and impact of COVID-19, the company is withdrawing the 2020 guidance issued on February 18, 2020 and is not providing an updated outlook at this time. More information will be provided during the company’s first quarter 2020 conference call in May 2020.

About Havertys
Havertys (NYSE: HVT and HVT.A), established in 1885, is a full-service home furnishings retailer with 120 showrooms in 16 states in the Southern and Midwestern regions providing its customers with a wide selection of quality merchandise in middle to upper-middle price ranges. Additional information is available on the Company’s website havertys.com.

Safe Harbor
This press release includes statements that constitute forward-looking statements within the meaning of the federal securities laws.

These forward-looking statements are subject to risks and uncertainties and change based on various important factors, many of which may be beyond the Company's control. The Company's future performance and actual results may differ materially from those expressed or implied in such forward-looking statements. Forward-looking statements should not be relied upon by investors as a prediction of actual results. Factors that could cause actual results to differ materially from those expressed or implied in any forward-looking statements include, but are not limited to: changes or declines in consumer discretionary spending, including those caused by the impact of COVID-19; the duration of our store closings due to COVID-19; risks relating to private brands and new retail concepts; the amount devoted to strategic investments and the timing and success of those investments; inventory turn; changes in the competitive market and competition amongst retailers, including an increase in promotional activity; changes in consumer demand or shopping patterns and the ability to identify new trends and have the right trending products in stores and online; changes in existing tax, labor, foreign trade and other laws and regulations, including those imposing new taxes, surcharges, or tariffs; supply chain or manufacturing disruptions, including those caused by extreme weather, natural disasters, COVID-19, and other public health concerns; limitations on the availability of attractive retail store sites; unauthorized disclosure of sensitive or confidential customer information; website downtime, disruptions or other problems with the eCommerce platform, deficiencies in design or implementation, or platform enhancements; disruptions or other problems with information systems; factors affecting vendors, including supply chain and currency risks; and talent needs.  For additional information on these and other factors that could affect the Company's actual results, see the risk factors set forth in the Company's filings with the Securities and Exchange Commission ("SEC"), including the most recent Annual Report filed with the SEC on March 5, 2020. The Company disclaims and does not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise, except as required by applicable law or regulation.

Contact:

Havertys 404-443-2900
Jenny Hill Parker
SVP, finance and
  corporate secretary

SOURCE:  Havertys